GameTech Reports 1st Quarter 2008 Fiscal Results

Reno, NV March 10, 2008, GameTech International, Inc. (Nasdaq: GMTC - News), a leading designer, developer and marketer of computerized bingo and gaming equipment, systems, and services, today announced financial results for the Company’s first fiscal quarter ended January 31, 2008. Net income totaled $0.3 million for the quarter, or $0.03 per fully diluted share, which includes a pre-tax impairment charge relating to its investments in auction rate securities of $0.7 million ($0.5 million after tax, or $0.03 per fully diluted share). Adjusted net income, which excludes the impairment charge, for the quarter ended January 31, 2008, was $0.8 million or $0.06 per fully diluted share. Net income for the first quarter in fiscal 2007 was $1.1 million, or $0.08 per fully diluted share.  Results for the quarter were impacted by an increase in interest and amortization expense related to the Summit acquisition, as well as the impairment charge for the investments.

 Company Highlights:

•	Revenue for the first quarter of fiscal 2008 was $15.2 million compared with $12.0 million for the same period in fiscal 2007.
•	EBITDA for the first quarter of fiscal 2008 was $4.5 million compared with $4.2 million for the same period in fiscal 2007.
•
Net income for the first quarter of fiscal 2008 was $0.3 million, compared with $1.1 million for the same period in fiscal 2007. Excluding the impairment charge, adjusted net income for the first quarter of fiscal 2008 was $0.8 million.

•	Net income per fully diluted share was $0.03 for the first quarter of fiscal 2008 (or $0.06 excluding the impairment charge) and $0.08 for the comparable period in fiscal 2007.
•	Interest expense and amortization expense related to the acquisition of Summit Gaming totaled $0.7 million and $0.3 million for the first quarter of 2008, respectively.
•	The Company recorded a pre-tax impairment charge related to its investments in auction rate securities of approximately $0.7 million ($0.5 million after tax).

First quarter revenue totaled $15.2 million compared with $12.0 million for the comparable quarter during fiscal 2007. The increase in revenue for the three-month period ended January 31, 2008 was primarily due to results from the acquisition of Summit Amusement & Distributing, LTD., a manufacturer of video lottery terminals, which contributed $4.1 million in revenue to the first fiscal quarter.  Bingo revenue for the first fiscal quarter of 2008 was $11.1 million, down from $12.0 million in the comparable quarter in fiscal 2007. While bingo revenue was impacted by increased regional competition, pricing pressures and the loss of certain accounts, they were offset in part by increases in various key states, and expansion in the United Kingdom markets.

The challenges in the credit and capital markets have caused the company to review its investments in auction rate securities. As of January 31, 2008, the estimated market value of the company’s investments in auction rate securities stood at $3.2 million, which reflects an impairment charge of $0.7 million. Although these securities continue to pay interest according to their stated terms, the company has recorded an impairment charge of $0.7 million based upon an analysis of the securities and other-than-temporary factors. As of January 31, 2008, the company had $8.1 million in cash and cash equivalent balances in addition to its investment portfolio and believes that its current cash position and expected operating cash flows will be sufficient to fund its operations and debt service.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “While bingo revenue for the first fiscal quarter of 2008 was down 7.9% from the comparable period in 2007, we experienced continued revenue growth in certain domestic markets as well as in the United Kingdom, helping to offset erosion in some of our more mature bingo markets. When compared to the fiscal fourth quarter of 2007, we showed a 0.7% decline in revenue in the first fiscal quarter of 2008. This is an improvement over the previous sequential quarterly revenue decline the company experienced in the fourth fiscal quarter of 2007 when compared to the third fiscal quarter of 2007. Our Summit division’s results for the quarter were impacted by some softness in the Montana market as well as fewer than expected shipments to the Louisiana market. With over 80% of Summit’s sales coming from the Montana and Louisiana markets, financial results for this segment may continue to be volatile from quarter to quarter until we have broadened our revenue base by expanding into new markets.  Additionally, GameTech continues to develop its technical capabilities in wireless technology to serve the newly developing wireless mobile gaming market. We anticipate our first commercial installment of our wireless server-based gaming system by the end of the second fiscal quarter. Finally, despite the challenges in the credit markets and the impact on our investment account, the company remains well capitalized and we believe will be able to meet its future financial obligations.“

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services.  Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices.  Under the Summit Gaming ™ brand the company provides video lottery terminal devices and related software and content.  GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom.  The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our potential expansion of business internationally,  our potential expansion of the Summit division’s business, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate, operate and grow Summit's business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Form 10-K/A and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.

(dollars in thousands)
	Three Months Ended January 31,
	2008		2007
	(Unaudited)		(Unaudited)

Net revenue	$15,184	100.0%	$12,016	100.0%
Cost of revenue	6,600	43.5%	4,922	41.0%
Gross profit	8,584	56.5%	7,094	59.0%

Operating expenses:
General and administrative	2,758	18.2%	1,972	16.4%
Sales and marketing	2,537	16.7%	2,908	24.2%
Research and development	1,489	9.8%	602	5.0%
Loss contingencies	0	0.0%	46	0.4%
Total operating expenses	6,784	44.7%	5,528	46.0%

Income from operations	1,800	11.9%	1,566	13.0%

Interest expense	(714)	(4.7)%	-	0.0%
Impairment of investment	(691)	(4.6)%	-	0.0%
Other income, net	123	0.8%	155	1.3%
Income before income taxes	518	3.4%	1,721	14.3%

Provision for income taxes	187	1.2%	649	5.4%

Net income	$331	2.2%	$1,072	8.9%

Net income per share:
Basic
Income from operations	$0.14		$0.12
Net income	$0.03		$0.09

Diluted
Income from operations	$0.14		$0.12
Net income	$0.03		$0.08

Shares used in calculated net income
per share:
Basic	12,426		12,614
Diluted	12,677		13,261

Select Balance Sheet Data: (dollars in thousands)
	January 31, 2008	October 31, 2007
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$7,632	$3,630
Short-term investments	500	7,763
Receivables, net	6,452	8,585
Inventory	4,230	4,298
Total current assets	22,620	27,835
Restricted cash	506	502
Investments	3,167	-
Total assets	89,660	93,882
Total current liabilities	12,128	13,882
Total liabilities	36,595	39,403
Total stockholders' equity	53,065	54,479
Total liabilities and stockholders' equity	89,660	93,882

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA:
(dollars in thousands)
	Three Months Ended January 31,
	2008	2007
	(Unaudited)	(Unaudited)

Net income	$331	$1,072
Add back:
Amortization and depreciation	2,691	2,676
Interest expense and other (income) expense, net	591	(155)
Impairment charge	691	-
Provision for income taxes	187	649
EBITDA	$4,491	$4,242